                                   AMENDMENT NO. 1
                                          TO
                             AGREEMENT AND PLAN OF MERGER

    AMENDMENT NO. 1 dated as of October 8, 1996 (this "AMENDMENT") to the Agreement and Plan of Merger dated as of September 24, 1996 (the "ORIGINAL AGREEMENT") by and among Oracle Corporation, a Delaware corporation ("PARENT"), Delphi Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("PURCHASER"), and Datalogix International Inc., a New York corporation (the "COMPANY"). Terms used but not otherwise defined herein are use herein as defined in the Original Agreement.

                                      RECITALS:

    WHEREAS, Parent, Purchaser and the Company entered into the Original Agreement to provide for the merger of Purchaser with and into the Company such that upon conservation of the Merger, the Company would be a wholly owned subsidiary of Parent, and the holders of the Shares of the Company would receive cash in exchange for their Shares; and

    WHEREAS, the parties hereto wish to amend the Original Agreement in certain respects in accordance with Section 8.2 of the Agreement;

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Company, Parent and Purchaser hereby agree as follows:

    1. The second parenthetical contained in Section 1.8(a)(2) of the Original Agreement which currently reads as follows:

    "(but in no event later than 14 days after the date hereof)" is amended in its entirety to read as follows:

    "(but in no event later than 16 days after the date hereof)"

    2. Section 1.8(f) of the Original Agreement is amended in its entirety to read as follows:"

         (f) Within five days following the date hereof Parent shall provide to the Company a draft of the information relating to Parent and Purchaser required to be included in the Proxy Statement and shall update and modify such information prior to the twelfth day after the date hereof to be complete and accurate in all material respects."

    3. Section 2.1(b) of the Original Agreement is amended in its entirely to read as follows:

         "(b) CANCELLATION OF TREASURY STOCK AND PARENT OWNED STOCK. All Shares (and the associated Preferred Share Purchase Rights (collectively, the "RIGHTS") issued pursuant to a Rights Agreement dated as of August 27, 1996 between the Company and The First National Bank of Boston, as Rights Agent (the "RIGHTS AGREEMENT") that are owned by the Company or any subsidiary of the Company and any Shares (and associated Rights) owned by Parent or any subsidiary of Parent shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor."

    2. Section 2.4(a) of the Original Agreement is amended by adding at the end thereof the following language:

    "No fractional share of common stock of Parent shall be issued upon exercise of any Employee Stock Option, and any and all fractional shares shall therefore be cancelled."

    3. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

    4. This Amendment and the legal relations between the parties hereto will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

    IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                       ORACLE CORPORATION

                                       By:     /s/ Thomas Theodores
                                            ------------------------------
                                       Name:   Thomas Theodores
                                       Title:  Vice President, Legal

                                       DELPHI ACQUISITION CORPORATION

                                       By:     /s/ Thomas Theodores
                                            ------------------------------
                                       Name:   Thomas Theodores
                                       Title:  Vice President and Secretary

                                       DATALOGIX INTERNATIONAL INC.

                                       By:     /s/ Raymond V. Sozzi
                                            ------------------------------
                                       Name:   Raymond V. Sozzi
                                       Title:  President and Acting Chief
                                               Executive Officer





                                         -3-